Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements (File Nos. 333-120312 and 333-197041) on Form S-8 of NewMarket Corporation of our report dated May 31, 2023, relating to our audits of the financial statements and supplemental schedule of the Savings Plan for the Employees of NewMarket Corporation and Affiliates, which appears in this Annual Report on Form 11-K of the Savings Plan for the Employees of NewMarket Corporation and Affiliates for the year ended December 31, 2022.

/s/ PBMares, LLP

Fairfax, Virginia
May 31, 2023